Exhibit 99.(r)(3)

APPENDIX A

CODE OF ETHICS

INTRODUCTION

High ethical standards are essential for the success of Aksia and to maintain the confidence of Aksia’s Clients. Aksia’s long-term business interests are best served by adherence to the principle that the interests of Advisory Clients come first. We have a fiduciary duty to Advisory Clients to act solely for the benefit of such Clients. All Supervised Persons of Aksia must put the interests of Aksia’s Advisory Clients before their own personal interests and must act honestly and fairly in all respects in dealings with Advisory Clients. All personnel of Aksia must also comply with all federal securities laws. In recognition of Aksia’s fiduciary duty to its Advisory Clients and Aksia’s desire to maintain its high ethical standards, Aksia has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of Aksia’s Clients. Aksia will use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code. No less frequently than annually, Aksia will furnish to the CCO a written report that (i) describes any issues arising under the Code since the last report, including information about material violations of the code or procedures, and sanctions imposed in response to the material violations, and (ii) certifies that Aksia has adopted procedures reasonably necessary to prevent its access persons from violating its code.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by Aksia. If you have any doubt as to the propriety of any activity, you should consult with Compliance, who is charged with the administration of the Code.

I.       PERSONAL TRADING POLICY

A.	Definitions

1.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

2.	Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect power to vote or influence the transaction decisions regarding a specific account.

3.	Fund means an investment company registered under the Investment Company Act to which Aksia provides investment advice.

4.	Immediate Family Member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

5.	Small Cap Stock means any equities in publicly traded companies which have a market value of less than $1 billion.

6.	Reportable Security means a security as defined in Section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, options or forward contracts relating thereto, securities-based swaps, interests in limited partnerships and other private funds, shares of exchange-traded funds, and shares of registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”) except that it does not include:

a.	Direct obligations of the Government of the United States;

b.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	Currencies, including cryptocurrencies and any derivatives thereof;

d.	Commodities;

e.	Indices and index futures;

f.	Shares issued by money market funds;

g.	Shares issued by registered open-end funds other than Reportable Funds; and

h.	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund.

7.	Restricted Security means any security that is (1) a publicly listed Client of Aksia; (2) a security Aksia is researching, analyzing or considering buying or selling for a Client; or (3) a security on which Aksia currently is or may become in possession of material non-public information.

8.	Short Sale means the sale of securities that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

9.	Supervised Person, as defined on Page 1 of the Manual, includes Aksia’s partners, officers, and employees and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control in preventing violations of the Advisers Act and the rules promulgated thereunder. For the avoidance of doubt, all of Aksia’s Access Persons, as defined in the Investment Company Act of 1940, shall be considered Supervised Persons.

B.	Applicability

The Code, and the personal trading policy, applies to all of a Supervised Person’s “Personal Accounts” unless Compliance has granted an exception.

In addition to accounts maintained by and for the Supervised Person themselves, a “Personal Account” also includes all accounts maintained by or for any of the following:

•	A Supervised Person’s spouse (other than a legally separated or divorced spouse of the Supervised Person), minor children, and step-children, regardless of whether they are living in the Supervised Person’s household (other than a legally separated or divorced spouse);
•	Any other Immediate Family Members who live in the Supervised Person’s household (e.g., siblings, parents and in-laws);
•	Any persons to whom the Supervised Person provides primary financial support, and either (i) whose financial affairs the Supervised Person controls, or (ii) for whom the Supervised Person provides discretionary advisory services (regardless of whether such persons are living in the Supervised Person’s household); and
•	Any partnership, corporation or other entity in which the Supervised Person has a 25% or greater beneficial interest, or in which the Supervised Person exercises effective control.

C.	Restrictions on Personal Investing Activities

1.	General

Each Supervised Person is responsible for ensuring that a particular securities transaction being considered for any Personal Account is not subject to a restriction contained in the Code or otherwise prohibited by any applicable laws. Securities transactions in any Personal Account may be effected only in accordance with the provisions of this policy absent an exception from Compliance.

It is unlawful for a Supervised Person of Aksia, in connection with a purchase or sale by the person of a security held or to be acquired by a Fund:

•	Employ any device, scheme or artifice to defraud the Fund;
•	Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
•	Engage in any manipulative practice with respect to the Fund.

2.	Prohibitions on Trading Certain Securities

Supervised Persons may not execute any personal transaction of any kind in any security that is:

•	A security that Aksia is researching, analyzing or considering buying or selling for a client;
•	A security on which Aksia currently is or may become in possession of material non-public information; or
•	A Restricted Security, except with the prior written approval of Compliance. A list of Restricted Securities is maintained by Compliance on the MCO portal through the Personal Trading tab (the Restricted List link is on the left) and is amended from time to time. Please refer to the Restricted List on a regular basis.

1.	60-Day Holding Requirement

All securities must be held for at least 60 days from the time of purchase and may not be re-purchased within 60 days following a sale except with the prior written approval of Compliance. This 60-day holding restriction is NOT lot-specific, applies to any and all trading in the name and also applies to options, bonds, short sales, and covers (but does not apply to ETFs or mutual funds).

2.	Small Cap Trading

Personal Accounts may not be used to purchase Small Cap stock, except with the prior written approval of Compliance. This Small Cap purchasing restriction applies to equities, options and bonds.

3.	Initial Public Offerings (“IPOs”)

Personal Accounts may not be used to acquire any direct or indirect beneficial ownership in any securities in any initial public offering, except with the prior written approval of Compliance.

4.	Hedge Fund, Fund of Hedge Funds, Private Equity Fund or Private Credit Fund

Personal Accounts may not be used to acquire ownership, or the ownership of any type of fund shares that are offered pursuant to a private placement (each, a “Private Fund”), except with the prior written approval of Compliance.

IF A PERSONAL ACCOUNT HAS DIRECT OR INDIRECT BENEFICIAL OWNERSHIP IN A PRIVATE FUND, BY VIRTUE OF THE FACT THAT SUCH BENEFICIAL OWNERSHIP EXISTED PRIOR TO A SUPERVISED PERSON BEING AFFILIATED WITH AKSIA, THE SUPERVISED PERSON MUST NOTIFY COMPLIANCE IMMEDIATELY. A FULL REDEMPTION OF SUCH INVESTMENT MAY BE REQUIRED.

5.	Private Placements and Investment Opportunities of Limited Availability

Personal Accounts may not be used to acquire any beneficial ownership in any private placement of securities (including Private Funds or venture capital funds) (collectively, “Private Placement Interests”) or investment opportunity of limited availability, except with the prior written approval of Compliance.

6.	Management of Non-Adviser Accounts

Supervised Persons are prohibited from managing accounts for third parties who are not Clients of Aksia or serving as a trustee for third parties unless Compliance pre-clears the arrangement and finds that the arrangement would not harm any Client. Compliance may require the Supervised Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

7.	Subsequent Breaches

Supervised Persons may not engage in transactions that, while initially compliant, have a high likelihood of causing a future violation of any part of the Personal Trading Policy. For example, avoid engaging in a transaction in which an option may be exercised or expire in less than 60 days (long or short). Also, positions established as a result of an option expiration must meet the 60-day holding period requirement from the date of exercise.

D.	Exceptions from Reporting Requirements

In recognition of the de minimis or involuntary nature of certain transactions, and the nature of certain financial instruments, this section sets forth exceptions from the reporting requirements. Accordingly, the following transactions will be exempt only from the reporting requirements in Section II.E. below:

•	Purchases or sales in a Personal Account that are non-volitional such as purchases that are made pursuant to a merger, tender offer or exercise of rights;
•	Purchases or sales in a Personal Account that are made pursuant to an Automatic Investment Plan;
•	Transactions in securities in a Personal Account that are not Reportable Securities;
•	Transactions effected in, and the holdings of, any account over which the Supervised Person has no direct or indirect influence or control (i.e., blind trust, discretionary account, 529 Plan, or trust managed by a third party).

E.	Reporting

1.	Disclosure of Brokerage Accounts

Except as otherwise approved by Compliance, all Supervised Persons will, generally, within 10 days of commencement of employment with Aksia, submit through MCO a listing all of the names and account numbers of any brokerage firms or banks that constitute Personal Accounts in which any Reportable Securities are held. Except as otherwise approved by Compliance, Personal Accounts are only permitted at the following five brokerage firms: Fidelity, Morgan Stanley/E*Trade, Vanguard, Charles Schwab or Interactive Brokers. Compliance may require an employee to close any Personal Accounts held at any other brokerage firm. For any Personal Accounts approved by Compliance which are not held at an approved brokerage firm or cannot be set up in MCO, Supervised Persons must otherwise provide and/or direct the relevant brokers or custodians or any persons managing the Personal Account in which any Reportable Securities are held to supply Compliance with:

•	An Initial Holdings Report, including the title, number of shares and principal amount of each holding, the name of any broker, dealer or bank with whom the Supervised Person holds an account, and the date that the report is submitted. Information in an Initial Holdings Report must be current as of a date no more than 45 days prior to the date the report was submitted;
•	Monthly or quarterly brokerage statements for such Personal Account; and
•	A report of the securities transactions effected through such Personal Account no later than 30 days after the end of each calendar quarter, which provides a list of each transaction in a Reportable Security covered by the report (including the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount, the nature of the transaction (purchase, sale, or any other type of acquisition or disposition), the price, the name of the broker, dealer or bank with or through which the transaction was effected, the date the report was submitted) unless all information required to be included in such transaction report is contained in brokerage account statements provided by the broker to Aksia; and
•	An Annual Holdings Report in the same format as the Initial Holdings Report but submitted on an annual basis, with information current as of a date no more than 45 days prior to the date the report was submitted.

2.	New Accounts

New Personal Accounts may only be opened at one of the six approved brokerage firms listed above. Each Supervised Person must promptly disclose through MCO any new account in which any securities are held with a broker or custodian or if he or she moves such an existing account to a different broker or custodian. As a reminder, life events such as a marriage, children, or other change in a Supervised Person’s household may warrant disclosure of additional accounts to which this Code applies because the definition of a “Personal Account” includes more than just a Supervised Person’s own account(s).

3.	Exceptions to Reporting Requirements

A Supervised Person need not submit any report with respect to securities held in Personal Accounts over which the Supervised Person or account holder of the Personal Account has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan. However, these accounts must still be disclosed through MCO with either (1) a letter from the brokerage firm confirming a lack of direct or indirect influence or (2) a representation from the Supervised Person.

4.	Reporting of Violations

Supervised Persons must immediately report any suspected violations of the above policy to Compliance.

5.	Transactions Subject to Review

The Reportable Securities transactions will be continuously compared against the Restricted List as well as monitored for any other violations.

F.	Enforcement

At the discretion of Compliance, violations of this Personal Trading policy may result in consequences for the violating employee, including, but not limited to:

•	First offense: Warning;
•	Second Offense: Six-month suspension of personal trading in Reportable Securities; and
•	Third Offense: Permanent suspension of personal trading in Reportable Securities.

G.	Recordkeeping

Aksia will maintain at its principal place of business the following records:

•	A copy of each Code of Ethics that is in effect, or was in effect at any time within the past 5 years (in an easily accessible place);
•	A record of any violation of the code, and of any action taken as a result of the violation, for at least 5 years after the end of the fiscal year in which the violation occurs (in an easily accessible place);
•	A copy of each holdings and transaction report made by a Supervised Person, including any information provided in lieu of the reports, for at least five years after the end of the fiscal year in which the report is made or the information is provided (the first two years in an easily accessible place);
•	A record of all persons, currently or within the past 5 years, who are or were required to make such reports, or who are or were responsible for reviewing these reports (in an easily accessible place);
•	A Copy of each report to the CCO for at least 5 years after the end of the fiscal year in which the report is made (the first two years in an easily accessible place); and
•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities in an IPO or limited offering for at least 5 years after the end of the fiscal year in which the approval is granted.

II. GIFTS AND BUSINESS ENTERTAINMENT POLICY

In order to address conflicts of interest that may arise when a Supervised Person accepts or gives a gift, favor, special accommodation, or other items of value, Aksia places restrictions on gifts and certain types of business entertainment. Aksia is of the view that its Supervised Persons (and their Immediate Family Members) should not accept (in the context of their business activities for Aksia) excessive benefits or gifts. In general, a Supervised Person should not accept any gifts or benefits that may influence the decisions that he or she must make in business transactions involving Aksia, or that others may reasonably believe would influence those decisions. Set forth below is Aksia’s policy relating to gifts and business entertainment.

A.	Definitions

•	Gifts mean anything of value given or received from a counterparty which Aksia does or potentially may have a business relationship with.
•	Entertainment constitutes anything of value given or received from a counterparty which Aksia does or potentially may have a business relationship with and the counterparty is present.

As a point of clarification, tickets to a game in which the counterparty is not present would be deemed a “gift” whereas if the counterparty were present, the tickets would be deemed “entertainment.”

B.	No Solicited Gifts

No Supervised Person may intentionally use his or her position with Aksia to obtain anything of value from a Client, prospective Client, fund manager, supplier, person, or entity to which the Supervised Person refers business, or any other entity with which Aksia does business.

C.	No Cash Gifts

No Supervised Person may give or accept cash gifts or cash equivalents (including gift certificates) to or from a fund manager, supplier, Client, prospective client, person or any entity that does business with or potentially could conduct business with or on behalf of Aksia.

D.	No Extravagant Gifts

No Supervised Person may provide or accept gifts that is or may be viewed as, so extravagant, frequent or of such a high value as to raise a question of impropriety (reasonably determined to be a value greater than $50 per item and subject to Section III.F.2.) to or from a fund manager, supplier, Client, prospective client, person, or entity that does or potentially could do business with or on behalf of Aksia without the prior written approval of Compliance.

E.	No Extravagant Entertainment

No Supervised Person may provide or accept entertainment that is or may be viewed as, so extravagant, excessive, frequent or of such a high value as to raise a question of impropriety (reasonably determined to be a value greater than $100 per instance and subject to Section III.F.2.) to or from a fund manager, supplier, Client, prospective client, person, or entity that does or potentially could do business with or on behalf of Aksia without the prior written approval of Compliance.

F.	No Gifts or Entertainment involving Public or Government Pensions

No Supervised Person may provide or accept gifts or entertainment at any value to or from a trustee, member of board, staff member, or individual affiliated with any public or government pension Client or prospective client does or potentially could do business with, or on behalf of Aksia, without the prior written approval of Compliance.

G.	Reporting

1.	Pre-clearance Requirements

All Supervised Persons must submit for pre-clearance by Compliance any entertainment to or from any fund manager, general partner Client, or prospective client with a value in excess of $100 per instance (if foreign, then US equivalent) and all gifts to or from any fund manager, general partner, Client, or prospective client in excess of $50 per item (e.g. the value of a gift basket with 5 items would be the total value of each item in the basket) irrespective of face value (e.g., a game ticket with a face value of $75 but a reasonably estimated market value of $150 would need to be submitted for pre-clearance). Where the Supervised Person does not anticipate receiving a gift that is later given to such Supervised Person, approval must be sought after the gift is received.

Pre-clearance by Compliance must be obtained at least 48 hours prior to the receipt of expected entertainment or gift and immediately after receipt of an unexpected gift or entertainment that would have otherwise required pre-clearance, or as soon as practicable. Requests for pre-approval must be submitted through the MCO portal by completing the Gifts and Entertainment Request/Disclosure form found on the homepage. Compliance may require that any gift in excess of the de minimis value be returned to the provider or that an expense be repaid by the Supervised Person.

2.	Pre-Clearance Requirements with respect to Public or Government Pension Clients or Prospective Clients

Some state regulations strictly prohibit or limit the value of gifts of entertainment received by trustees, members of the board, or staff of public or government pension programs. In order to ensure compliance with such regulations, Supervised Persons must disclose and pre-clear to Compliance ALL gifts and entertainment, irrespective of value, to or from any trustee, member of board, staff member, or individual affiliated with any public or government pension Client or prospective client.

For the avoidance of doubt, Compliance may elect to deny acceptance of a gift or entertainment below the de minimis threshold based on the totality of circumstances.

3.	Disclosure Requirements with respect to Union Personnel; LM-10 Reporting

The Labor-Management Reporting and Disclosure Act (“LMRDA”) requires that investment managers report gifts and entertainment expenses provided to union personnel, including personnel associated with union sponsored pension plans, annually on Form LM-10 with the Department of Labor’s Office of Labor-Management Standards.

a.	There is an annual de minimis exemption for $250 or less provided that:

•	Benefits provided to the same union official by different employees of the same investment manager are to be aggregated;
•	Benefits provided to different union officials are not aggregated;
•	When an investment manager pays for a union official to attend an educational conference, the costs of the official’s meals, refreshments, travel, and lodging are counted towards reportable benefits; the costs of conference rooms and audio-visual equipment are not.

b.	Special Rules for Widely-Attended Gatherings:

•	If the cost of the gathering, excluding facility rental, security, and staff time, is $20 or less per person, no Form LM-10 reporting is required;
•	If the cost of the gathering, as described above, is $125 or less per person (but more than $20), an investment manager may have the same union officials in attendance at two such gatherings during its fiscal year without any Form LM-10 reporting. If the same union official attends three or more such gatherings, the cost attributable to all such gatherings during the fiscal year must be reported.

H.	Monitoring

Compliance will periodically monitor reimbursement requests for gifts and business entertainment and electronic communications of Supervised Persons to review compliance with this policy.

I.	Recordkeeping

Compliance will maintain records of gifts and/or business entertainment events so reported on MCO.

If Compliance identifies circumstances where a Supervised Person’s receipt of gifts becomes so frequent or extensive so as to raise any question of impropriety, Compliance will review the facts of the situation and may rely upon the advice of legal counsel. Gifts or entertainment from third parties that are received by Aksia as a firm, and not any one individual, are excluded from this Policy unless deemed excessive by Compliance (in which case Compliance may opt to reject the gift(s) or entertainment).

III. ELECTRONIC COMMUNICATIONS AND SOCIAL NETWORKING POLICY

A.	Electronic Communications

The SEC has stated that the substantive requirements and liability provisions of the Advisers Act, including the antifraud provisions of Section 206 of the Advisers Act and the rules promulgated thereunder, apply equally to electronic and paper based media. 1

Accordingly, Aksia will retain all electronic communications that are required to be maintained in accordance with Rule 204-2 under the Advisers Act until an affirmative determination has been made that any particular communication can be deleted. All such electronic communications, including e-mail communications and “instant messages”, will be subject to the same record retention and review policies as paper-based communications. Supervised Persons may “Instant Messaging” application Microsoft Teams as a form of communication for general business matters but may not be used for the placing or execution of any order to purchase or sell any security. Supervised Persons may not use unapproved electronic messaging systems, including text messaging, WhatsApp, WeChat or other communication applications, for business purposes, unless otherwise pre-approved by Compliance. In the event that a Supervised Person receives a business-related electronic message using a form of communication prohibited by Aksia, the Supervised Person is required to promptly alert Compliance so that appropriate steps can be taken. Electronic communications sent and received by Supervised Persons will be subject to random periodic inspections by Compliance to ensure that such communications do not violate Aksia’s policies and procedures, any of the provisions of the Advisers Act, or the rules promulgated thereunder. Supervised Persons are not permitted to use personal e-mail accounts to communicate business matters of Aksia.

Electronic communications sent or received by Supervised Persons that would be required to be maintained under Rule 204-2 will be electronically maintained in Aksia’s files in accordance with this Policy. Rule 204-2 requires the retention of communications with Clients and communications that relate to the following topics, among others:

•	any recommendation made or proposed to be made, and any advice given or proposed to be given;
•	any receipt, disbursement or delivery of funds or securities; or
•	the placing or execution of any order to purchase or sell any security.

Supervised Persons are advised that they should have no expectation of privacy in any communication that enters, leaves, is accessed through or is stored in Aksia’s communications systems, including the e-mail system or any other system accessed through Aksia’s communications system. Aksia expressly reserves the right to monitor its communications systems in its sole discretion including any activities engaged in while on work time and on equipment provided by Aksia. Supervised Persons are also reminded that all electronic communications, including personal communications, may be subject to examination by the Securities and Exchange Commission.

As stated above, Supervised Persons are prohibited from using unapproved electronic messaging platforms, including, but not limited to, text messaging applications, to conduct Aksia business without prior approval from Compliance. Supervised Persons are also prohibited from using their personal e-mail accounts to conduct Aksia business. If it is discovered that a Supervised Person has violated this Policy, Compliance will request copies of all business-related e-mails from the personal e-mail account of such Supervised Person.

1 United States Securities and Exchange Commission, Interpretive Release No. 33-7288, ("Use of Electronic Media by Broker-Dealers, Transfer Agents and Investment Advisers for Delivery of Information.”)

A detailed description of the books and records Aksia is required to maintain under Rule 204-2 is set forth in Appendix J to Aksia’s Compliance Manual. Any questions regarding whether a communication or other document constitutes a book or record required to be maintained should be directed to Compliance.

B.	Social Networking Policy

1.	General

Supervised Persons must be mindful of how they represent themselves on social networks as the lines between public and private, personal and professional are becoming increasingly blurred. The use of social networking websites may have implications under securities laws, including but not limited to, the Advisers Act and the Securities Act of 1933, as amended. In addition, the use of social media is subject to restrictions on advertising under the Advisers Act and the 1940 Act. Supervised Persons who identify themselves as Aksia employees in a social network must ensure that such content is consistent with their role in the organization and does not compromise Aksia’s brand and reputation.

"Social media" and “social networks” include but are not limited to:

•	Facebook;
•	Facebook Messenger;
•	X (fka Twitter);
•	LinkedIn;
•	Instagram;
•	Blogs and micro-blogs;
•	YouTube;
•	Snapchat;
•	WeChat;
•	Gchat;
•	Flickr;
•	Digg;
•	Reddit;
•	RSS; and
•	Participation in interactive electronic forums such as chat rooms and online seminars.

The specific websites and messaging applications referenced above are provided by way of example only, and the absence of, or lack of explicit reference to, any particular site shall not limit the extent of the application of this Policy. These sites are allowed for personal networking and may not be used for any business-related purposes.

2.	Permitted Activities

Supervised Persons shall be permitted to post Approved Content on LinkedIn. Approved Content includes:

•	Content that has been posted to Aksia’s corporate LinkedIn page;
•	Other content that has received pre-approval from Compliance. Such content may include, but is not limited to:

•	Third-party articles that mention Aksia;
•	Third-party articles that mention a Supervised Person in his or her capacity as an employee of Aksia;

•	Additional text, beyond a basic description, accompanying content that has been posted to Aksia’s corporate LinkedIn page; and
•	Original content created by the Supervised Person (e.g., blog posts).

3.	Prohibited Activities

When using social media for personal use (including professional purposes (e.g., listing individual work experience on LinkedIn.com in accordance with Section 4 below)) or on behalf of Aksia or with respect to activities relating to Aksia’s business, no Supervised Person may (unless approved in accordance with Section 2, above, and except in certain circumstances with the prior written approval of Compliance):

•	Discuss, mention or otherwise communicate any information relating to: (i) Aksia’s business; (ii) an existing, former or prospective client or investor; (iii) members of management of Aksia or other Supervised Persons; (iv) portfolio information or potential investment opportunities; (v) a recommendation or guidance with respect to a specific security or other investment; or (vi) confidential manager information;
•	Make any forward-looking or predictive statement about the performance or specific future results of Aksia’s monitored funds or any of its Clients’ portfolios;
•	Use superlatives to describe Aksia or our services;
•	Host or maintain a blog or website that covers, in whole or in part, the financial industry, financial advice or topics related thereto, or any blog or website that will (or is likely to) mention Aksia and its business or a competitor of Aksia;
•	Provide a link to the Firm’s internal or external website on any blog, social networking site or other website;
•	Communicate through social networking on behalf of Aksia or indicate that the views or comments being expressed by the Supervised Person through social networking are a reflection or representation of the views of Aksia, its personnel, or its Clients;
•	Solicit clients, or conduct Firm business on social networking sites;
•	Place marketing content on any social networking site;
•	Provide or receive a recommendation or referral to or from any other person on the site with respect to the investment management services provided by Aksia; or
•	Use the email or messaging function on any site other than LinkedIn to conduct business or to solicit or communicate with Clients on any social networking site. With respect to LinkedIn, employees are permitted to use the email or messaging function to contact individuals as part of the reference check process, but employees that wish to do so must update their LinkedIn settings, so any emails or messages received are sent to their Aksia email accounts

4.	Guidelines for Personal Use of Social Media Sites

Even when making posts in personal accounts, Supervised Persons may still be representing Aksia. Public perception is very important to keep in mind. The use of a personal social media account does not absolve Supervised Persons from their commitments to the Firm or applicable securities regulations. When utilizing social media, Supervised Persons should adhere to the following guidelines:

•	All information listed on sites such as LinkedIn or similar professional networking sites must be limited to factual data such as name, title, dates of employment, and contact information but may not contain any other information about Aksia unless specifically authorized in advance by Compliance.
•	Certain social networking websites, such as LinkedIn, provide a mechanism to allow “connections” to “recommend” or “endorse” a user who has posted a profile. Such a recommendation may be considered to be an impermissible “testimonial” under the Advisers Act. As a result, Supervised Persons must disable any “recommendation”, “endorsement” or similar feature associated with a social networking website.

•	Be consistent with the Firm’s values, brand, and public image.
•	Be respectful and courteous; do not use insulting or obscene language.
•	Avoid conflicts of interest. The Supervised Person must bring any conflicts of interest to Compliance immediately.
•	Social media accounts used for recreational or personal purposes may not mention any affiliation with the Firm unless specifically authorized in advance by Compliance.
•	Refrain from using social media while on work time or equipment provided by Aksia unless specifically authorized in advance by Compliance.
•	Consider all policies regarding confidentiality, privacy, and all applicable rules and regulations in connection with your status as a Supervised Person of Aksia.

5.	Monitoring

Supervised Persons should have no expectation of privacy when using social media on Aksia’s equipment or systems. Aksia reserves the right to monitor all communications, including social media activity, using the Firm’s equipment and systems. Aksia may use content management tools to monitor, review or block content on social media sites that violate Adviser’s policies and guidelines. Aksia will perform a quarterly, risk-based review of the LinkedIn accounts of Supervised Persons, in order to monitor for compliance with this Policy. On a quarterly basis, Supervised Persons will be required to attest that their social media activity complies with this Policy.

6.	Sanctions

Upon a determination that a violation of this Policy has occurred, Compliance may impose such sanctions or remedial action as it deems appropriate or to the extent required by law. Such remedial action may include immediate termination of employment.

C.	Use of Company Equipment and Systems

1.	Prohibition on Use of Cloud-Based Storage

Supervised Persons are prohibited from using cloud-based storage systems such as Dropbox on any device provided by Aksia. Supervised Persons will be required to immediately delete such systems upon its discovery.

2.	Prohibition of Downloading Files for Personal Use

Supervised Persons are prohibited from using peer to peer file sharing sources such as torrents.

3.	Use of Network Resources

Supervised Persons should use best efforts to avoid unnecessarily burdening Aksia’s network resources for non-business related content on any device. This includes streaming onto a mobile device over the Wi-Fi network.

IV. POLITICAL CONTRIBUTIONS AND PAYMENTS TO THIRD PARTY SOLICITORS

A.	Definitions

1.	“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

2.	“Covered Associates” means (i) Aksia’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) Aksia’s Supervised Persons and any immediate family members living in their households; and (iii) any political action committee controlled by Aksia or by any person described in (i) or (ii) above. An “executive officer” of Aksia means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of Aksia who performs a policy-making function or any other person who performs similar policy-making functions for Aksia.

3.	“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.

4.	“Foreign Official” means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

5.	“Government Entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

6.	“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of Aksia by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of Aksia by the government entity

7.	“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.

8.	“Regulated Person” means:

(i) an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which Aksia is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where Aksia is providing or seeking to provide investment advisory services;

(ii)  a “broker”1, as defined in section 3(a)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”), or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such rules are consistent with the objectives of such Rule; or

(iii)  a “municipal advisor”2 registered with the SEC under section 15B of the Exchange Act and subject to the rules of the Municipal Securities Rulemaking Board, provided that (A) such rules prohibit municipal advisors from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on municipal advisors than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such rules are consistent with the objectives of such Rule.

9.	“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a Client for, or referring a Client to, Aksia, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

B.	Statement of Policy

To the extent Aksia provides or seeks to provide investment advisory services to a government entity,3 Aksia will take the measures described herein to seek to ensure that contributions to an official of such Government Entity and payments to any third party who is engaged to solicit advisory business from such Government Entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a Covered Investment Pool managed by Aksia. All italicized terms used in these procedures are defined in Section A, “Definitions”.

In this regard, Aksia has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”).4 The Rule, with certain exceptions, prohibits Aksia from:

•	receiving compensation for providing investment advisory services to a Government Entity, directly or indirectly, for two years after Aksia or any of its Covered Associates makes a contribution to an official of such Government Entity;
•	coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a Government Entity to which Aksia is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where Aksia is providing or seeking to provide advisory services to a Government Entity; and

1 FINRA has not adopted pay to play rules applicable to brokers; thus, until the later of (i) the effective date of such FINRA pay to play rule or (ii) the effective date of an MSRB pay to play rule, the SEC will not recommend enforcement action against an investment adviser or its covered associates under such rule. See supra Section II(B).

2 The MSRB has not adopted pay to play rules applicable to municipal advisors; thus, until the later of (i) the effective date of a FINRA pay to play rule or (ii) the effective date of such MSRB pay to play rule, the SEC will not recommend enforcement action against an investment adviser or its covered associates under such rule. See supra Section II(B).

3 Aksia will be deemed to be seeking to provide investment advisory services to a Government Entity when it responds to a request for proposal, communicates with the Government Entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the Government Entity for the purpose of providing advisory services to such Government Entity, either directly or through a Government Entity’s investment in a Covered Investment Pool managed by Aksia.

4 Aksia may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

•	making or agreeing to make payments to third parties to solicit advisory business from a Government Entity on behalf of Aksia unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of Government entities as Aksia.

The Rule applies only to the extent that Aksia provides or seeks to provide investment advisory services to a Government Entity, either directly or through a Government Entity’s investment in a Covered Investment Pool managed by Aksia.

C.	Procedures

These procedures seek to ensure that neither Aksia nor any of its Covered Associates makes or has made a contribution in violation of the restrictions on political contributions that Aksia has adopted herein on or after March 14, 2011. In addition, these procedures prohibit Aksia from paying or entering into an agreement to pay a third party to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.5

D.	Political Contributions

1.	Preclearance of Political Contributions

Aksia and each Covered Associate must obtain the prior written approval of Compliance before the Covered Associate may make a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office (a “Candidate”).

As a matter of policy, Compliance expects not to approve any contributions by any Covered Associates. In seeking preclearance under this paragraph (i) and under paragraphs (ii) and (iii) of this Section II (A), Aksia and each Covered Associate should speak directly with Compliance. Compliance will not approve any contribution that would result in serious adverse consequences to Aksia under the Rule. Any approval granted under this sub-section shall remain in effect for thirty (30) days from the date of approval.

2.	Preclearance of Coordination and Solicitation of Contributions and Payments

Aksia and each Covered Associate must obtain the prior written approval of Compliance prior to the Covered Associate coordinating or soliciting any person or political action committee to make (a) a contribution to a Candidate, or (b) a payment to a political party of a state or locality. In this regard, Aksia and each Covered Associate must obtain the prior written approval of Compliance prior to consenting to the use of the Covered Associate name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker, and which involves fundraising for such person.

3.	Preclearance of Contributions to Political Action Committees and State and Local Political Parties

Aksia and each Covered Associate must obtain the prior written approval of Compliance prior to the Covered Associate making any contribution to a political action committee or a state or local political party. Compliance will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a Government Entity. In the event Compliance determines that the political action committee or political party is closely associated with an official of a Government Entity, Compliance will make a determination as to whether to permit the contribution to such political action committee or political party. As a matter of policy, Compliance expects not to approve any such contributions.

5 Although the third-party solicitation ban compliance date was July 31, 2015, the staff of the SEC Division of Investment Management has indicated that it will not recommend enforcement action against an investment adviser or its covered associates under Rule 206(4)-5(a)(2)(i) for the payment to any person who is not a regulated person to solicit a government entity for investment advisory services until the later of (i) the effective date of a FINRA pay to play rule or (ii) the effective date of an MSRB pay to play rule. See U.S. Securities and Exchange Commission, Staff Responses to Questions About the Pay to Play Rule, Question I.4. (June 25, 2015), available at https://www.sec.gov/divisions/investment/pay-to-play-faq.htm. See also infra Section II(B).

4.	Special Disclosure Prior to Hire, Promotion or Transfer

Prior to the hiring, promotion or transfer of a person that would result in such person serving as a Covered Associate of Aksia, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years (if the person will solicit clients for Aksia) or six months (if the person will not solicit clients for Aksia), but not prior to March 14, 2011. To the extent Aksia is aware that a contribution or payment was made in violation of these procedures, Aksia will make a determination as to whether to hire, promote or transfer such person to serve as a Covered Associate.

5.	Exception for Certain Returned Contributions[6]

The prohibition on receiving compensation for providing advisory services to a Government Entity for two years after Aksia or a Covered Associate has made a contribution to an official of such Government Entity will not apply in certain instances where the triggering contribution is returned. In the event Compliance discovers that a Covered Associate has made a contribution in violation of these procedures, Compliance will make a determination as to whether it will require the Covered Associate to seek to obtain a return of the contribution. In the event Compliance determines that a return is necessary, it will, within four months after the date of the contribution and 60 days after discovering the contribution, take all available steps to cause the Covered Associate to seek to obtain a return of such contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances. Aksia’s reliance on this exception for returned contributions is limited to no more than two times per a 12-month period and no more than once for each Covered Associate, regardless of the time period.

6.	Indirect Violations

Neither Aksia nor any of its Covered Associates may do anything indirectly that would result in a violation of these procedures.

7.	Reporting of Political Contributions and Payments

In the event that a Covered Associate (or any immediate family member living in the household) makes a direct or indirect contribution or payment to a Candidate, a political action committee or a political party of a state or political subdivision thereof, such Covered Associate must immediately notify Compliance, disclosing the amount and date of such contribution or payment and the name and title of the recipient. Compliance will periodically monitor political contributions through public records to ensure all such contributions are reported. Failure to immediately report such direct or indirect political contribution or payment may result in severe disciplinary action.

6 In addition to the limited exceptions for certain returned contributions provided for in Rule 206(4)-5(a)(3), the SEC has the authority to grant and in very limited circumstances has granted exemptions from the prohibitions set forth in Rule 206(4)-5(a)(1). See In the Matter of Davidson Kempner Capital Mgmt. LLC, Release No. IA-3715/603-00215 (Nov. 13, 2013); see also In the Matter of T. Rowe Price Assoc., Inc. and T. Rowe Price Intl. Ltd., Release No. IA-4058/803-00224 (Apr. 8, 2015); In the Matter of Crestview Advisors, L.L.C., Release No. IA-3997 (Jan. 14, 2015); In the Matter of Ares Real Estate Mgmt. Holdings, LLC, Release No. IA-3969/803-00221 (Nov. 18, 2014).

8.	Recordkeeping

Compliance will compile and keep a list of (a) the names, titles and business and residence addresses of all Covered Associates of Aksia, (b) all Government entities to which Aksia seeks to provide or has provided investment advisory services, or which are or were investors in any Covered Investment Pool to which Aksia provides seeks to provide or has provided investment advisory services, as applicable, in the past five years (but not prior to March 14, 2011)7, and (c)  all direct or indirect contributions made by Aksia or any of its Covered Associates to an official of a Government Entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a political action committee on or after March 14, 2011. The records described in (c) above will be listed in chronological order and will indicate (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any such contribution was the subject of the exception for certain returned contributions.

With respect to any Covered Investment Pool Client that is a registered investment company in which a government entity may invest through an omnibus account (each, a “registered covered investment pool”), Aksia may make and keep, as an alternative to the records relating to a Covered Investment Pool described in (viii)(b) above, a list or other record that includes:

•	Each Government Entity that invests in a registered Covered Investment Pool, where the account of such Government Entity can reasonably be identified as being held in the name of or for the benefit of the Government Entity on the records of the registered Covered Investment Pool or its transfer agent;
•	Each Government Entity, the account of which was identified as that of a Government Entity – at or around the time of the initial investment – to Aksia or one of its Client servicing Supervised Persons, Regulated Persons or Covered Associates;
•	Each Government Entity that sponsors or establishes a 529 Plan and has selected a specific registered Covered Investment Pool as an option to be offered by such 529 Plan;
•	Each Government Entity that has been solicited to invest in a registered Covered Investment Pool either (1) by a Covered Associate or Regulated Person of Aksia; or (2) by an intermediary or affiliate of the registered Covered Investment Pool if a Covered Associate, regulated person or Client servicing Supervised Person of Aksia participated in or was involved in such solicitation, regardless of whether such Government Entity invested in the registered Covered Investment Pool; and
•	A list of each Government Entity to which Aksia markets, whether successfully or not.

E.	Payments to Third Parties to Solicit Advisory Business from Government Entities

Review and Approval of Third Party Solicitation Agreements: Compliance will review and approve each third party solicitation agreement or arrangement prior to Aksia entering into such agreement or arrangement.

Required Disclosure by Regulated Persons: Prior to Aksia providing or agreeing to provide Payment to a third party to Solicit advisory business from a Government Entity on its behalf, Compliance will require the third party to provide, as a condition to Aksia engaging such third party, a written representation regarding its status as a Regulated Person. In addition, Compliance will take any additional measures it deems necessary to verify such third party’s status as a Regulated Person.

7 Note that if Aksia provides advice to a registered investment company that is a Covered Investment Pool, then Aksia must comply with the recordkeeping requirements with respect to such registered investment company beginning on September 13, 2011.

Ongoing Review of Regulated Person Status: In the event Aksia provides or agrees to provide payment to a third party to solicit advisory business from a Government Entity, Aksia will require such third party to provide Aksia with satisfactory representations that the third party meets and will continue to meet the definition of a Regulated Person as of such date or will obtain such other evidence as Aksia deems satisfactory to verify such third party’s status as a Regulated Person as of such date.

Recordkeeping: Aksia will keep a list of the name and business address of each Regulated Person to whom Aksia provides or agrees to provide, on or after September 13, 2011, directly or indirectly, payment to solicit a Government Entity for investment advisory services on its behalf.

F.	Sub-Advisory Arrangements

1.	Serving as Sub-adviser: In the event Aksia enters into an agreement or other arrangement with a third party whereby Aksia will serve as a sub-adviser to an account or a Covered Investment Pool managed by such third party, Compliance will obtain all necessary information from the third party in order to determine whether a Government Entity invests in such account or Covered Investment Pool. In the event a Government Entity does invest in such account or Covered Investment Pool, Compliance will take appropriate measures with respect to such Government Entity in order to ensure compliance with these procedures. In addition, Compliance will use reasonable efforts to require the third party to obtain the prior written approval of Aksia prior to admitting a Government Entity as an investor in a Covered Investment Pool to which Aksia is providing sub-advisory services.

2.	Hiring of Sub-adviser: In the event Aksia hires a third party to serve as a sub-adviser to an account or a Covered Investment Pool in which a Government Entity invests, Compliance will require such third party to disclose whether it or any of its Covered Associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule. In addition, Compliance will require the third party to verify on an ongoing basis that neither the third party nor any of its Covered Associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

G.	FCPA

1.	Policy Statement

The Foreign Corrupt Practices Act of 1997, as amended ("FCPA"), is a U.S. criminal statute that prohibits improper payment to, or other improper transactions with, foreign government officials to influence performance of official duties. More specifically, the FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or "anything of value" to any “foreign official” in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

Aksia is committed to complying with applicable provisions of the FCPA. Failure to comply with this Policy may lead to disciplinary action, including dismissal, demotion or reprimand and other serious consequences, including possible criminal penalties.

2.	Prohibition

Supervised Persons are prohibited from making to a Foreign Official a payment of anything of value, including in-kind contributions, investment opportunities, subcontracts, positions in joint ventures, favorable contracts, consulting fees, business opportunities, political contributions, and/or charitable donations and sponsorships with the intent to induce the recipient to misuse his or her official position, to obtain any improper advantage or to direct business wrongfully to Aksia or any other person (a "Prohibited Payment"). Supervised Persons are also prohibited from making any Prohibited Payment to a family member, charitable organization of choice, political campaign, political party or political organization of a Foreign Official.

3.	Pre Clearance

Each FCPA Covered Person will obtain written approval from Compliance prior to making any payment to a Foreign Official, his or her family member, charitable organization of choice, political campaign, political party or political organization. It is important to remember that pre-clearance must be obtained prior to the offer or promise of any payment and without regard to the purpose or motivation behind the giving of such payment. Compliance will track requests for pre-approval and all pre-approvals that have been granted in MCO.

V. OUTSIDE BUSINESS ACTIVITIES

Supervised Persons are not permitted to serve on the board of directors of any company, including a publicly traded company (but excluding charitable organizations), without prior written authorization from the Compliance Officer. Supervised Persons are not permitted to act as consultants or experts for primary research/expert networks (e.g., GLG, Third Bridge) or to receive payment or compensation of any kind in exchange for serving as experts.

In order to monitor for conflicts of interest, Supervised Persons are required to submit to Compliance via the form on MCO a description of any business activities outside of the scope of their employment with Aksia in which they have a significant role, including all board of directors seats or offices that they hold. Additionally, Supervised Persons must include information as to whether any family members serve on the boards of directors of any company, including a publicly traded company. Relevant information includes such family member’s name, their relation to the Supervised Person, the company for which such family member serves on the board, and their title within the organization.

VI. RECORDKEEPING

A.	General Requirements

Aksia will maintain and preserve the information necessary to perform the investment supervisory or account management services provided by it to its Clients in an easily accessible place for a period of not less than five (5) years, as more fully described below. Generally, information concerning such Clients’ financial condition, investment objectives, investment policies and restrictions, and degree of acceptable risk will be obtained as part of each Advisory Client’s investment guidelines. This information will be reviewed periodically and updated (as needed) by the Supervised Persons primarily responsible for such Advisory Client. Compliance will supervise the keeping of all records required to be kept by the Firm pursuant to Rule 204-2 of the Advisers Act. All Supervised Persons will be required to follow the procedures in this section.

B.	Records in Electronic Format

1.	Storage of Electronic Records

Records required to be maintained and preserved that are stored on electronic storage media will be arranged and indexed in a way that permits easy location, access and retrieval. All such records that are solely kept in electronic format (no paper back-up) will be properly backed-up (i.e., server and back-up server or disk).

a.	All Supervised Persons of Aksia will adhere to the following procedures for records on electronic media:

•	Records will be maintained and preserved so as to reasonably safeguard them from loss, alteration or destruction;

•	Access to the records will be limited to properly authorized Supervised Persons and the SEC; and
•	It will be reasonably ensured that any reproduction of a non-electronic record on an electronic storage media is complete, true and legible when retrieved.

2.	E-Mail Transmissions

To the extent that any of the following topics, covered by Rule 204-2 of the Advisers Act, are transmitted via e-mail, all Supervised Persons should note that they are required to keep such e-mails in accordance with the guidelines set for “electronic media” (as described in this Section):

•	any recommendation made or proposed to be made, and any advice given or proposed to be given;
•	any receipt, disbursement or delivery of funds or securities; or
•	the placing or execution of any order to purchase or sell any security.

In addition, all e- mails sent to/from Aksia’s e-mail server are retained on Aksia’s email retention program, Global Relay, Inc. and will be subject to a periodic audit or review by the Compliance. Such Supervised Person may or may not be notified in advance of such review. If there are any questions about this directive or policy, please direct them to Compliance.

C.	Record Retention

Section 204-2 under the Advisers Act imposes various requirements for the creation and maintenance of records. The chart in Appendix K sets forth records required to be maintained under the federal securities laws, the required retention periods and the Supervised Person(s) responsible for maintaining the records. The source of the legal requirements for creation and maintenance of records is indicated in brackets after the description of each record. In some cases, best practices in the industry are the source of the requirement.

Generally, records required to be kept pursuant to Rule 204-2 of the Advisers Act will be retained for a period of not less than five (5) years from the end of the fiscal year during which the last entry was made on such record, the first two (2) years in an appropriate office of Aksia. Such records must be retained for a period of not less than five (5) years from the end of the fiscal year during which Aksia last published or otherwise disseminated, directly or indirectly, the notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication. In addition, Aksia’s organizational structure documents (e.g., articles of incorporation, by-laws, and stock certificate books) must be maintained in Aksia’s principal office and preserved until at least three (3) years after termination of Aksia’s business as an investment adviser.

Compliance will maintain a list of all Supervised Persons (which includes all Access Persons) of Aksia currently and for the last five (5) years.

All brokerage statements related to Personal Accounts may be kept electronically in a computer database.

VII. OVERSIGHT OF CODE OF ETHICS

A.	Acknowledgment

Compliance will annually distribute a copy of the Code of Ethics to all Supervised Persons (this distribution may be electronic in nature and executed through MCO). Compliance will also distribute promptly all amendments to the Code of Ethics. All Supervised Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment available on MCO or such other form as may be approved by Compliance. Compliance may also require interim certifications as policy changes occur.

B.	Review of Transactions

Transactions in each Personal Account will be reviewed by Compliance on a regular basis and compared with transactions made on behalf of the Advisory Clients and against the Restricted List. Any Personal Account transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of Aksia.

C.	Sanctions

Aksia’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

D.	Authority to Exempt Transactions

Compliance has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code of Ethics if Compliance determines that such exemption would not be against any interests of a Client and in accordance with applicable law.

E.	ADV Disclosure

Compliance will ensure that Aksia’s Form ADV (a) describes the Code of Ethics within Part 2 and (b) offers to provide a copy of the Code of Ethics to any Client or prospective client upon request.

VIII. CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.